EXHIBIT 99.1

August 10, 2015

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Results for First Quarter and Property Developments

MIDLAND, TEXAS, 08/10/2015 – Mexco Energy Corporation (NYSE MKT: MXC) today reported net loss of $324,366 for the quarter ending June 30, 2015, the Company’s first quarter of fiscal 2016.  This compares to net income of $19,054 for the quarter ending June 30, 2014.

Operating revenues in the first quarter of fiscal 2016 were $702,609, a 31% decrease from $1,017,834 for the first quarter of fiscal 2015.

The average sales price of oil and natural gas respectively for the quarter ending June 30, 2015 was $51.97 per barrel and $2.15 per Mcf compared to $93.30 per barrel and $4.29 per Mcf for the quarter ending June 30, 2014.

Oil and gas production increased 37.5% and 11.3%, respectively, during the first quarter of fiscal 2016 as compared to the first quarter of fiscal 2015.

Mexco participated in the drilling and completion of a horizontal well operated by XTO Energy, Inc., a subsidiary of Exxon Mobil Corporation in the Third Bone Spring formation in Lea County, New Mexico which flowed in a twenty-four hour test at the rate of 541 barrels of oil and 466,000 cubic feet of gas.  Mexco owns a 2.78% working interest (1.95% net revenue interest).

Mexco also is participating in a currently drilling horizontal well located in Lea County, New Mexico in the Third Bone Springs formation.  This well also is operated by XTO and Mexco’s interest is 2.78% (1.95% net revenue interest).

Mexco participated in a horizontal well operated by Concho Resources, Inc. located in Lea County, New Mexico and flowing at the rate of 663 barrels of oil and 634,000 cubic feet of natural gas per day.  This well is located in Red Hills (Avalon) Field.  Mexco’s working interest in this well is approximately .59% (.29% net revenue interest).  A second well currently is being drilled by Concho as operator in the Berry (Third Bone Spring) Field.  Mexco owns a .15% working interest (.11% approximate net revenue interest) in this well.

These initial rates of production are not necessarily indicative of actual future rates of production.

Mexco recently executed a term lease assignment to an independent operator for a period of six months for payment to Mexco of $112,000.  Such assignment covers 320 acres located in the northeast corner of Upton County, Texas south of the Midland County and west of the Reagan County lines.  This acreage covers an undivided one-half interest in a 640 acre tract the other half of which is held by Apache Corporation.  Also the assignee has been granted the option to extend the term assignment for an additional three years at a price of $2,000 per acre for a total of $640,000.  This acreage has potential for development of the horizontal Wolfcamp.  Mexco retains a 1% overriding royalty interest in the assigned acreage.

Pioneer Natural Resources Company has advised Mexco that it plans to begin drilling operations under a term assignment from Mexco of a leasehold interest from Mexco in 417.33 net acres (837.33 gross acres) also in the Northeast corner of Upton County, Texas.  Mexco retains a 1% royalty which is free of drilling, completion and operation costs.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2015.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,2015	March 31,2015
ASSETS
Current assets
Cash and cash equivalents	$156,545	$96,084
Accounts receivable:
Oil and gas sales	418,126	384,485
Trade	52,997	64,584
Prepaid costs and expenses	36,423	44,618
Total current assets	664,091	589,771

Property and equipment, at cost
Oil and gas properties, using the full cost method	41,213,956	40,563,443
Other	106,792	106,792
Accumulated depreciation, depletion and amortization	(20,256,018)	(19,838,036)
Property and equipment, net	21,064,730	20,832,199

Other noncurrent assets	47,135	48,980
Total assets	$21,775,956	$21,470,950

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$952,334	$423,121

Long-term debt	6,150,000	5,950,000
Asset retirement obligations	1,241,073	1,230,216
Deferred income tax liabilities	508,923	660,870
Total liabilities	8,852,330	8,264,207

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,104,266 shares issued and 2,037,266 shares outstanding as of June 30, 2015 and March 31, 2015	1,052,133	1,052,133
Additional paid-in capital	7,116,280	7,075,031
Retained earnings	5,101,214	5,425,580
Treasury stock, at cost (67,000 shares)	(346,001)	(346,001)
Total stockholders' equity	12,923,626	13,206,743
Total liabilities and stockholders’ equity	$21,775,956	$21,470,950

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30,
(Unaudited)

	2015	2014
Operating revenues:
Oil and gas	$692,582	$1,006,656
Other	10,027	11,178
Total operating revenues	702,609	1,017,834

Operating expenses:
Production	297,578	310,778
Accretion of asset retirement obligations	8,784	4,835
Depreciation, depletion and amortization	417,982	300,815
General and administrative	413,746	350,337
Total operating expenses	1,138,090	966,765

Operating (loss) income	(435,481)	51,069

Other income (expense):
Interest income	33	2
Interest expense	(40,865)	(15,770)
Loss on derivative instruments	-	(33,628)
Net other expense	(40,832)	(49,396)

(Loss) earnings before provision for income taxes	(476,313)	1,673

Income tax benefit:
Current	-	-
Deferred	(151,947)	(17,381)
	(151,947)	(17,381)

Net (loss) income	$(324,366)	$19,054

(Loss) income per common share:
Basic	$(0.16)	$0.01
Diluted	$(0.16)	$0.01

Weighted average common shares outstanding:
Basic	2,037,266	2,038,266
Diluted	2,037,266	2,054,847